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                                                                      EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 10549


RE:  PDS Financial Corporation
     Registration Statement on Form S-8 (Registration No. 33-85966)


We are aware that our report dated July 23, 1998 on our reviews of interim financial information of PDS Financial Corporation for the periods ended June 30, 1998 and 1997, and included in the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1998 is incorporated by reference in this registration statement. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 12, 1998



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